Exhibit 99.1

Oxygen Biotherapeutics Inc., Announces the Appointment of
Industry Veteran Gerald Proehl to its Board of Directors

Morrisville, NC, April 4, 2014 – Oxygen Biotherapeutics, Inc., (NASDAQ: OXBT) a specialty pharmaceutical company focused on developing and commercializing a portfolio of products for the critical care market, announced today that it has appointed Gerald Proehl, former President and CEO of Santarus, Inc. as a member of the company’s Board of Directors.  Mr. Proehl’s addition is a new position on the company’s Board.

“I am truly excited to have someone of Gerry’s background and experience join this Board” said John Kelley, CEO of Oxygen Biotherapeutics.  “His management, operational, and marketing experience will be valuable assets to us as we look to move forward with the development of leovsimendan, and to grow the company.  On behalf of all of the shareholders of Oxygen Biotherapeutics, Inc., and the Board of Directors, we welcome Gerry to our Board.

Gerald Proehl was recently the President and Chief Executive Officer of Santarus, Inc., a company that he helped to found in 1999, and where he led the sale of Santarus to Salix Pharmaceuticals for $2.6 billion in December of 2013.  Prior to Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, where he served in various capacities, including Vice President of Global Marketing.  During his career at Hoechst he worked across numerous therapeutic areas, including CNS, cardiovascular, and gastrointestinal.

Mr. Proehl was recently appointed to the Board of Directors of Auspex Pharmaceuticals, Inc., a Phase 3 clinical stage biopharmaceutical company focused on developing and commercializing novel medicines for the treatment of orphan diseases.  He has also joined the Board of Directors of Sophiris Bio Inc., a publicly traded company developing a late-stage, targeted treatment for benign prostatic hyperplasia.  Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst University.

About Oxygen Biotherapeutics

Oxygen Biotherapeutics, Inc. is developing medical products for the critical care market. The company recently acquired the North American rights to develop and commercialize levosimendan. The United States Food and Drug Administration (FDA) has granted Fast Track status for levosimendan for the reduction of morbidity and mortality in cardiac surgery patients at risk for developing Low Cardiac Output Syndrome (LCOS). In addition, the FDA has agreed to a Phase 3 protocol design under Special Protocol Assessment (SPA), and provided guidance that a single successful trial will be sufficient to support approval of levosimendan in this indication. The company also has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, receipt of written confirmation of the FDA’s decision to lift the clinical hold on Oxycyte, our ability to successfully develop a protocol for human clinical studies that satisfies the FDA, the finalization of definitive agreements with DCRI, matters beyond the company's control that could lead to delays in the clinical study, delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in the company’s filings with the Securities and Exchange Commission, including in its quarterly report on Form 10-Q filed on March 17, 2014, and annual report on Form 10-K filed on June 26, 2013, as well as its other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

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